Filed Pursuant to Rule 433 under the Securities Act of 1933

Registration Statement No. 333-228342

Issuer Free Writing Prospectus, dated February 25, 2019

ATMOS ENERGY CORPORATION

4.125% Senior Notes due 2049

This Free Writing Prospectus relates only to the 4.125% Senior Notes due 2049 of Atmos Energy Corporation and should be read together with the Preliminary Prospectus Supplement dated February 25, 2019 relating to the 4.125% Senior Notes due 2049.

Issuer:	Atmos Energy Corporation

Expected Ratings (Moody’s/S&P)*:	A2 (Positive) / A (Stable)

Security Description:	Senior Unsecured Notes

Principal Amount:	$450,000,000

Maturity Date:	March 15, 2049

Trade Date:	February 25, 2019

Settlement Date (T+5):	March 4, 2019

Interest Payment Dates:	Semi-annually in arrears on March 15 and September 15, beginning September 15, 2019 (long first coupon)

Coupon:	4.125%

Benchmark Treasury:	3.375% due November 15, 2048

Benchmark Treasury Yield:	3.023%

Spread to Benchmark Treasury:	+112.5 basis points

Yield to Maturity:	4.148%

Public Offering Price:	99.606% of principal amount plus accrued interest from the Settlement Date

Optional Redemption Provisions:

The Notes may be redeemed, at the option of Atmos Energy Corporation, at any time in whole or from time to time in part. Prior to September 15, 2048, the redemption price will be equal to the greater of:

(i) 100% of the principal amount of the Notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed discounted, on a semi-annual basis, at the make-whole call, plus, in each case, accrued interest to the date of redemption. At any time on or after September 15, 2048, the redemption price will be equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest, if any, to the redemption date.

Make-Whole Call:	Make whole call at T+20 basis points

CUSIP/ISIN:	049560 AQ8 / US049560AQ82

Joint Book-Running Managers:	BNP Paribas Securities Corp. CIBC World Markets Corp. Credit Agricole Securities (USA) Inc. Wells Fargo Securities, LLC Mizuho Securities USA LLC MUFG Securities Americas Inc. TD Securities (USA) LLC

Senior Co-Manager:	Regions Securities LLC

Co-Managers:	BB&T Capital Markets, a division of BB&T Securities, LLC The Williams Capital Group, L.P.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Atmos Energy Corporation has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about Atmos Energy Corporation and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting BNP Paribas Securities Corp. at 1-800-854-5674, CIBC World Markets Corp. at 1-800-282-0822, Credit Agricole Securities (USA) Inc. at 1-866-807-6030, or Wells Fargo Securities, LLC at 1-800-645-3751.

We expect that delivery of the notes will be made against payment therefor on or about March 4, 2019, which will be the fifth business day following the date of the pricing of the notes (such settlement cycle being referred to as “T+5”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally settle in two business days, and purchasers who wish to trade notes on the date of pricing or any subsequent date that is prior to the second trading day preceding the date on which we deliver the notes may be required, by virtue of the fact that the notes initially settle in T+5, to specify alternate settlement arrangements to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to their date of delivery hereunder should consult their advisers.